Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116127) pertaining to the 2000 Stock Option Plan and the 2004 Equity Incentive Plan of Corcept Therapeutics Incorporated of our report dated February 24, 2006, except for Note 12 as to which the date is March 10, 2006, with respect to the financial statements of Corcept Therapeutics Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Palo Alto, California

March 27, 2006